UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. _____ )*


                           Phonetel Technologies Inc.
   -----------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.01
         --------------------------------------------------------------
                         (Title of Class of Securities)


                                    7192H505
             ------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ]    Rule 13d-1(b)
[ X  ]    Rule 13d-1(c)
[    ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 7192H505




1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canadian Imperial Bank of Commerce (Not Applicable)

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [   ]
         (b)  [   ]


3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


         5.       SOLE VOTING POWER

                  608,000

         6.       SHARED VOTING POWER

                  0

         7.       SOLE DISPOSITIVE POWER

                  608,000

         8.       SHARED DISPOSITIVE POWER

                  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         608,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES  [   ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.96%

12.      TYPE OF REPORTING PERSON


         OO

         Item 1(a)        Name of Issuer:

                          Phonetel Technologies Inc.

                  (b)     Address of Issuer's Principal Executive Offices:

                          1001 Lakeside Avenue
                          Cleveland, Ohio 44114



         Item 2(a)        Name of Person Filing:

                          Canadian Imperial Bank of Commerce



                  (b)     Address of Principal Business Office:

                          Commerce Court West
                          Toronto, Ontario, Canada M5L 1A2

                  (c)     Citizenship:

                          Canada



                  (d)     Title of Class of Securities:

                          Common Stock, par value $0.01


                  (e)     CUSIP Number:

                          7192H505


        Item 3   Person Filing

        (a)  ( )  Broker or Dealer registered under Section 15 of the Act

        (b)  ( )  Bank as defined in Section 3(a)(6) of the Act

        (c)  ( )  Insurance Company as defined in Section 3(a)(19) of the Act

        (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

        (e) ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

        (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

        (g) ( ) Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G)

        (h)  ( )  Group, in accordance withss.240.13d-1 (b)(1)(ii)(H)

        Item 4   Ownership

                  (a)      Amount Beneficially Owned      608,000

                  (b)      Percent of Class

    (i)      sole power to vote or to direct the vote                   5.96%

    (ii)     shared power to vote or to direct the vote                     0

    (iii)    sole power to dispose or to direct the disposition of      5.96%

    (iv)     shared power to dispose or to direct the disposition of        0

         Item 5   Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

        Item 6   Ownership of More than Five Percent on Behalf of Another Person

                           Not applicable

         Item 7 Identification and Classification of the Subsidiary Which Acquired the Security being reported on by the Parent Holding Company.

                  CIBC World Markets Corp. (which is a broker or dealer registered under section 15 of the Securities Exchange Act of 1934, as amended)

         Item 8   Identification and Classification of Members of the Group

                           Not applicable

         Item 9   Notice of Dissolution of Group

                           Not applicable

         Item 10  Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    Signature



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           CANADIAN IMPERIAL BANK OF COMMERCE


Dated: February 14, 2000                   ____________________________________
                                                        Signature




                                            Particia A. Bourdon, Secretary
                                                       Name/Title